Exhibit 10.48

Apollo Global Management, Inc.
9 West 57th Street
New York, NY 10019

December 31, 2021

Personal and Confidential
Marc J. Rowan
[Address on file with the Company]

Re: Employment and Compensation Terms

Dear Marc:

This letter agreement extends the term of your employment under your agreement with Apollo Global Management, Inc. (including its subsidiaries, the “Company”), dated as of January 4, 2017, for a term of two years from the date hereof, through December 31, 2023.

You shall continue to serve as Chief Executive Officer and shall report to the Board of Directors of the Company, and following the closing of the merger of the Company and Athene Holding Ltd, the Board of Directors of the holding company of the combined companies.
You will be based in the Company’s offices in Greenwich, Connecticut.

During the term, your base salary shall continue to be $100,000 per year.

You agree to extend the term of the restrictive covenants applicable to you under your agreement from a term of 12 months following a termination of employment to (i) 18 months following a termination of employment for the non-compete covenant and (ii) 24 months following a termination of employment for the non-solicit covenant.
This letter agreement shall be governed by and construed in accordance with the laws of the State of New York.

[Continues on next page]

Sincerely,

Apollo Global Management, Inc.

/s/ John Suydam
By: John Suydam
Title: Vice President

12/31/21
Date

[Signature Page to Employment Letter Agreement Extension for Marc Rowan]

Agreed and accepted:

/s/ Marc J. Rowan
Marc J. Rowan

12/31/21
Date

[Signature Page to Employment Letter Agreement Extension for Marc Rowan]